Exhibit 10.4

ASSIGNMENT AND ASSUMPTION OF OPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF OPTION AGREEMENT (this “Assignment”), made as of November 10, 2011 by between Renegy Susanville, LLC, an Arizona limited liability company (Assignor”) and Henri Susanville LLC, a California limited liability company (“Assignee”).

WITNESSETH:

WHEREAS, Assignor is a party to that Option Agreement between Assignor and Sierra Pacific Industries, a California corporation (“Optionor”), dated as of January 31, 2008, a copy of which is attached hereto as Exhibit A (the “Option Agreement”), which Option Agreement covers certain real property located on Sunkist Drive, Susanville, County of Lassen, State of California, on which Assignee owns and operates a biomass co-generation facility (the “Premises”); and

WHEREAS, Assignor desires to assign unto Assignee all of Assignor’s right, title and interest as lessee in, to and under the Option Agreement, and Assignee desires to succeed to the interest of Assignor, and to assume the obligations of Assignor under the Option Agreement.

WHEREAS, the Optionor has consented to the assignment of the Option Agreement by the Assignor to the Assignee pursuant to the Consent to Assignment, a copy of which is attached hereto as Exhibit B (the “Optionor Consent”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions expressed herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Effective as of the date hereof (the “Assignment Date”) and for the remainder of the term of the Option Agreement, Assignor hereby assigns and transfers all of its right, title and interest as lessee in, to and under the Option Agreement, to Assignee, its successors and permitted assigns, subject to the terms and conditions of the Option Agreement.

2.           Assignee hereby assumes the performance of all of the obligations of the lessee under the Option Agreement, arising or accruing from and after the Assignment Date, and agrees to pay all amounts due thereunder until the expiration or earlier termination of the Option Agreement and will perform all of the terms, covenants and conditions of the Option Agreement hereinafter arising; all with the same force and effect as if Assignee had signed the Option Agreement originally as optionee named herein.

3.           Assignor represents and warrants to Assignee that

(a)         Assignor has not in any manner encumbered its rights under the Option Agreement or the Premises or otherwise permitted a lien on its rights to the Option Agreement or the Premises,

(b)         Assignor has good title to and has not previously assigned or otherwise transferred any of its interests in the Option Agreement,

(c)         There are no existing defaults, or events of default or a condition or event which, with the giving of notice, the passage of time, or both, would constitute a default under the Option Agreement on the part of Assignor or Optionor.

(d)         Neither the execution and delivery of this Assignment by Assignor nor consummation by Assignor of the transactions contemplated hereby will (i) conflict with, violate or result in the certificate of formation, operating agreement or similar document of Assignor; (ii) require any consent, approval, authorization or permit of, or filing or registration with or notification to, any government, governmental agency or other governmental authority, (iii) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any contract to which Assignor is a party or may be bound, or (iv) violate any material order of any court or arbitrator’s award or any law applicable to Assignor or the Option Agreement.

(e)         This Assignment has been duly executed and delivered by Assignor and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights, or by general equitable principles.

4.           Assignee represents and warrants to Assignor that

(a)         Neither the execution and delivery of this Assignment by Assignee nor consummation by Assignee of the transactions contemplated hereby will (i) conflict with, violate or result in the certificate of incorporation or bylaws or similar document of Assignee; (ii) require any consent, approval, authorization or permit of, or filing or registration with or notification to, any government, governmental agency or other governmental authority, (iii) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any contract to which Assignee is a party or may be bound, or (iv) violate any material order of any court or arbitrator’s award or any law applicable to Assignee.

(b)         This Assignment has been duly executed and delivered by Assignee and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights, or by general equitable principles.

5.           This Assignment may not be modified, amended or terminated nor any of its provisions waived except by an agreement in writing signed by the party against whom enforcement of any modification, amendment or waiver is sought.

6.           The covenants, agreements, terms, provisions and conditions in this Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption of Option Agreement as of the date first above set forth.

RENEGY SUSANVILLE, LLC,
Assignor

By:	/s/
Name
Title

HENRI SUSANVILLE LLC,
Assignee

By:
Name

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption of Option Agreement as of the date first above set forth.

RENEGY SUSANVILLE, LLC,
Assignor

By:
Name
Title

HENRI SUSANVILLE LLC,
Assignee

By:	/s/
Name

EXHIBIT A

OPTION AGREEMENT

OPTION AGREEMENT

This Option Agreement (the “Agreement”) is made as of January 31, 2008 (“Effective Date”), by and between the Sierra Pacific Industries, a California corporation (the “Optionor”) and Renegy Susanville, LLC, an Arizona limited liability company (“Optionee”).

RECITALS

A.         Optionor is the owner of that certain real property located in Lassen County, California, more particularly described in the attached Exhibit A which is hereby incorporated by reference (the “Property”).

B.          Optionee desires to acquire the exclusive right to purchase the Property at an agreed price and under the specific terms in this Agreement.

C.          Contemporaneously with the Effective Date, Optionor and Optionee entered into a “Lease Agreement” wherein Optionor agreed to lease the Property to Optionee pursuant to that Lease Agreement.

For good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree as follows:

Section 1. Option to Purchase.  Optionor grants to Optionee an exclusive option to purchase and acquire fee simple title to the Property (the “Option”) on the terms and conditions of this Agreement. In the event Optionee elects to exercise the Option as set forth herein, the parties shall enter into a Real Property Purchase Agreement (the “Purchase Agreement”), which Purchase Agreement must be in the form attached hereto as Exhibit B and incorporated by reference, with only such changes and modifications as the parties mutually agree to in writing. The purchase price for the Property shall be Eighty ,Thousand Dollars ($80,000) per acre, which purchase price, upon exercise of the Option granted by this Agreement by Optionee, shall, beginning on February 1, 2009, be increased by an amount equal to one and one-half percent (1.5%) of such amount per annum, compounded annually (as so increased, the “Purchase Price”); provided, however, that such increase shall be prorated for any partial year of the Option Term. Certain rental payments due under the Lease Agreement shall be credited against the Purchase Price, if Optionee exercises the Option, as specifically set forth in the Lease Agreement.

Section 2. Consideration for Option.  Optionee shall pay Optionor, as consideration for the Option granted by this Agreement, the amount of $100,000 (the “Option Price”). The Option Price shall be paid in accordance with written instructions provided by Optionor to Optionee promptly following the execution and delivery of this Option. The Option Price shall be credited ,against the Purchase Price at the closing of the purchase of the Property pursuant to the Purchase Agreement. If Optionee does not exercise the Option as set forth herein, Optionor shall have the right to retain the Option Price as consideration, not a penalty, for the grant of the Option to Optionee.

Section 3.  Term.  This Agreement shall expire five (5) years after the Effective Date (the “Option Term”).

Section 4.  Exercise.  This Option may be exercised by Optionee’s delivering to Optionor, before the expiration of the Option Term, a written notice of the exercise (the “Exercise Notice”). The Exercise Notice must be accompanied by two (2) copies of the Purchase Agreement executed by Optionee, with the introductory paragraph of the Purchase Agreement completed by insertion of the date on which the Exercise Notice is given. In the event that a Pre-Closing Environmental Condition (as defined in the Agreement for Environmental Conditions) arises after Optionee has exercised its Option but prior to Closing, Optionee shall have the right to terminate this Agreement and the Lease Agreement pursuant to the terms therein, and Optionor shall promptly remit the Option Price to Optionee. If Optionee elects not to terminate as set forth above, Optionor shall have the right to four (4) one-year extensions of the Lease Term and the Option Term in order to remediate the Pre-Closing Environmental Condition. In the event of any extension to the Lease Term and Option Term pursuant to the terms hereof, the rent payable by Optionee to Optionor pursuant to the Lease Agreement shall not be increased and all payments of rent during such extension period shall be credited against the Purchase Price under the Purchase Agreement:

Section 5.  Execution of Purchase Agreement.  On receipt by Optionor of the Exercise Notice and two (2) copies of the Purchase Agreement executed by Optionee, Optionor shall promptly execute the Purchase Agreement and deliver an executed copy to Optionee.

Section 6.  Representations and Warranties.  Optionor warrants that Optionor is, and during the Option Term will be, the owner of the Property and has, and will during the Option Term continue to have, marketable and insurable fee simple title to the Property free and clear of restrictions, leases, liens, and other encumbrances, except as permitted in the Purchase Agreement, and Optionor will not encumber the Property in any way nor grant any property or contract right relating to the Property without the prior written consent of Optionee.

Section 7.  Legal/Tax Parcel.  Optionor shall use commercially reasonable efforts to cause the Property to be recognized as a separate legal/tax parcel as soon as possible after Optionee elects to exercise its Option as set forth herein, but in no event later than the Closing Date as set forth in the Purchase Agreement. It shall be a condition to Closing that the Property be recognized as a separate legal/tax parcel.

Section 8.  Time of Essence.  Time is of the essence for this Option Agreement. If the Option is not exercised in the manner provided in Section 4 before the expiration of the Option Term, the Option may not be revived by any subsequent payment or further action by Optionee.

Section 9.  Quitclaim Deed.  If this Agreement expires or is otherwise terminated, Optionee agrees, if requested by Optionor, to execute, acknowledge, and deliver a quitclaim deed to Optionor within ten (10) days after termination and to execute, acknowledge, and deliver any other documents required by any title company to remove the exception of this Option from the Property.

Section 10.  Notices.  All notices, consents, waivers and other communications required or permitted by this Lease shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid) with acknowledgment of delivery; (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following • addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by such notice to the other Parties):

If to Optionor	Sierra Pacific Industries
19794 Riverside Avenue
Anderson, CA 96007
Attention: A.A. Emmerson
Fax No: (530) 378-8265

With a copy to:	David H. Dun
Dun & Martinek LLP
2313 I Street
Eureka, CA 95501
Fax No.: (707) 442-9251

If to Optionee:	Renegy Susanville, LLC
301 West Warner Road, Suite 132
Tempe, AZ 85284
Fax No: (480) 361-8341

With a copy to:	Justin Steltenpohl
Squire, Sanders & Dempsey LLP
40 North Central Avenue, Suite 2700
Phoenix, AZ 85004
Fax No: (602) 253-8129

Section 11.  Transfer.  Optionee may not assign or transfer this Agreement and the rights under it without Optionor’s prior written consent.

Section 12.  Venue; Litigation Costs.  Venue for any legal action initiated by a party shall be Shasta County Superior Court, California. If any legal action or any other proceeding, including arbitration or action for declaratory relief, is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and other costs, in addition to any other relief to which the party may be entitled. Any such attorney fees and costs incurred by the prevailing party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation to pay attorney fees and costs is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. Prevailing party shall include, without limitation:

(a)           the party who receives performance from the other party of an alleged breach of covenant or a desired remedy where that is substantially equal to the relief sought in an action; or

(b)           the party determined to be the prevailing party by a court of law.

Section 13.  Memorandum of Option.  Immediately following the execution of this Agreement by Optionor, the Memorandum of Option Agreement attached to this Agreement as Exhibit C shall be recorded by Optionor with the official records of Lassen County, California.

Section 14.  Survival.  The terms of this Agreement shall survive the close of escrow of the Property unless there is a contradiction between the Purchase Agreement and this Agreement, in which event the Purchase Agreement shall control.

Section 15.  Successors.  Subject to the restrictions on assignment, this Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties to this Agreement.

Section 16.  Waivers.  No waiver of any breach of any covenant or provision in this Agreement shall be deemed a waiver of any other covenant or provision in this Agreement, and no waiver shall be valid unless in writing and executed by the waiving party.

Section 17.  Construction.  Section headings are solely for the convenience of the parties and are not a part of and shall not be used to interpret this Agreement. The singular form shall include the plural and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties have prepared it. Unless otherwise indicated, all references to sections are to this Agreement.

Section 18.  Further Assurances.  Whenever requested by the other party, each party shall execute, acknowledge, and deliver all further conveyances, agreements, confirmations, satisfactions, releases, powers of attorney, instruments of further assurance, approvals, consents, and all further instruments and documents as may be necessary, expedient, or proper to complete any conveyances, transfers, sales, and agreements covered by this Agreement, and to do all other acts and to execute, acknowledge, and deliver all requested documents to carry out the intent and purpose of this Agreement.

Section 19.  Third-Party Rights.  Nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties to this Agreement and their respective successors and assigns (subject to the restrictions on assignment), any rights or remedies under or by reason of this Agreement.

Section 20.  Integration. This Agreement contains the entire agreement between the parties, and expressly supersedes all previous or contemporaneous agreements, understandings, representations, or statements between the parties respecting the Option for the Property.

Section 21.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

Section 22.  Amendment.  This Agreement may not be amended or altered except by a written instrument executed by Optionor and Optionee.

Section 23.  Partial Invalidity. Any provision of this Agreement that is unenforceable or invalid or the inclusion of which would adversely affect the validity, legality, or enforceability of this Agreement shall be of no effect, but all the remaining provisions of this Agreement shall remain in full force.

Section 24.  Exhibits.  All attached exhibits are incorporated in this Agreement by this reference.

Section 25.  Authority of Parties.  All persons executing this Agreement on behalf of any party to this Agreement warrant that they have the authority to execute this Agreement on behalf of that party.

Section 26.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to the choice of law principles thereof.

Section 27.  Specific Performance.  The parties acknowledge that money damages would not be a sufficient remedy for Optionor’s breach of its obligations under this Agreement and that irreparable harm would result in the event of Optionor’s obligations under this Agreement were not specifically enforced. Therefore, except as otherwise expressly provided in Section 4 this Agreement, the obligations of Optionor under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Except for limitations on remedies otherwise expressly provided herein, Optionee’s right to specific performance shall be in addition to all other legal or equitable remedies available to Optionee.

IN WITNESS WHEREOF, this Lease Agreement is executed effective as of the date first above-written.

OPTIONEE:		OPTIONOR:

RENEGY SUSANVILLE, LLC		SIERRA PACIFIC INDUSTRIES

By:	/s/	By:	/s/
Name:	Name:
Title:	Title

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

EXHIBIT B

FORM OF PURCHASE AGREEMENT

[Attached]

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of the _____  day of , 20 _____ (the “Effective Date”), is made and entered into by and between SIERRA PACIFIC INDUSTRIES, a California corporation (“Seller”), and RENEGY SUSANVILLE, LLC, an Arizona limited liability company (“Buyer”)

Recitals:

A.         Seller is the owner of certain real property located on Sunkist Drive, Susanville, County of Lassen, State of California, as more particularly described in Exhibit A attached hereto, including any improvements located thereon, together with related water rights, petroleum, gas, minerals and mineral interests of Seller, if any, and all rights, privileges and easements appurtenant thereto, but excepting the Permitted Exceptions, as defined below in Section 3.3 (collectively, the “Property”).

B.         Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller the Property, subject to the Permitted Exceptions, for the price and on the terms and conditions set forth in this Agreement.

C.         On January 31, 2008, Buyer and Seller entered into a “Lease Agreement” wherein Seller agreed to lease the Property to Seller pursuant to that Lease Agreement.

D.         On January 31, 2008, Buyer and Seller entered into an “Option Agreement” wherein Seller sold to Buyer an option to purchase the Property pursuant to that Option Agreement.

E.          On November 21, 2007, Buyer and Seller entered into an “Agreement for Environmental Conditions” wherein Buyer and. Seller agreed upon apportionment of liability for environmental issues.

F.          On November 21, 2007, Buyer and Seller entered into a “Confidentiality Agreement” wherein Buyer agreed to keep all information and documents relevant to the nature, state and condition of the Property confidential.

G.         Buyer and Seller agree that in the event there is any conflict between this Agreement and either the Agreement for Environmental. Conditions or the Confidentiality Agreement, then the latter two agreements shall apply.

   NOW,  THEREFORE, in consideration of the foregoing, the mutual covenants of Seller and Buyer (individually, a “Party,” and collectively, the “Parties”) set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are, both hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.          Purchase and Sale. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, the Property for the price and on the terms and conditions set forth in this Agreement.

1 - PURCHASE AND SALE AGREEMENT	EXHIBIT A
DESCRIPTION OF THE PROPERTY.

2.          Purchase Price. The purchase price for the Property shall be the sum of Eighty Thousand Dollars ($80,000) per acre of the Property (the “Purchase Price”), and such Purchase Price shall, beginning on February 1, 2009, be increased by an amount equal to one and one-half percent (1.5%) of such amount per annum, compounded annually (as so increased, the “Purchase Price”); provided, however, that such increase shall be prorated for any partial year of the Option Term (as defined in the Option Agreement).

2.1        Payment. The Purchase Price shall be paid to Seller as follows:

(a)        Option Price. If Buyer exercises the option (in accordance with the Option Agreement) and proceeds through the Closing and purchases the Property, the Option Price of $100,000, which Buyer paid to Seller pursuant to the Option Agreement, shall be applied to and credited against the Purchase Price. If Buyer does not elect to exercise the option, Seller shall have the right to retain the Option Price as set forth in the Option Agreement.

(b)        Rental Payments. Certain rental payments due under the Lease Agreement shall be credited against the Purchase Price, as specifically set forth in that Lease Agreement.

(c)        Remaining Balance. The remaining balance of the Purchase Price shall be paid in full at the Closing by Buyer in immediately available U.S. Dollars.

3.          Title Examination.

3.1       Title. Within a reasonable time after the legal/tax parcel is created, Seller shall cause Title Company to deliver to Buyer or Buyer’s counsel (as applicable) a preliminary title report covering the Property issued by Title Company, including copies of all underlying documents relating to conditions and exceptions contained therein (collectively, the “Title Report”). Buyer will have two (2) weeks after the date that Buyer receives all items comprising the Title Report (the “Title Examination Period”) within which to notify Seller in writing (“Buyer’s Title Objection”) of any conditions, defects, encroachments or other objections to title which are not acceptable to Buyer in Buyer’s reasonable business judgment (each, a “Title Issue,” and collectively, the “Title Issues”); provided, however, that Buyer shall be deemed to have accepted all conditions and exceptions to title not specified in Buyer’s written notice. To the extent listed as Title Issues in Buyer’s Title Objection, any and all mortgages, deeds of trust, unfulfilled real estate contract vendor interests or other consensual or non-consensual liens securing any monetary claim or indebtedness with respect to the Property, existing immediately prior to Closing and not created by Buyer (any such exception, a “Monetary Exception”), shall be deemed to not be Permitted Exceptions, and Seller shall convey fee title to the Property to Buyer at Closing free and clear of any and all such Monetary Exceptions. If Buyer does not provide Buyer’s Title Objection to Seller prior to the expiration of the Title Examination Period, Buyer shall be deemed to have determined that the Title Report and all matters referenced therein are satisfactory to Buyer. Buyer acknowledges and agrees that the Title Report may contain as exceptions the Pre-Approved Exceptions enumerated in Section 3.2 below. Seller shall have twenty (20) calendar days after receiving Buyer’s Title Objection to (a) cure the Title Issues identified by Buyer, (b) provide Buyer with reasonable assurances of the manner in which the Title Issues will be cured before the Closing, or (c) provide Buyer with written notice that Seller will not cure the Title Issues prior to the Closing; provided, however, that if Seller does not provide Buyer with such written notice prior to the expiration of such twenty (20)-day period, Seller shall be deemed to have declined to cure the Title Issues objected to by Buyer. If Seller declines or is deemed to have declined to cure the title defect or title defects objected to by Buyer, then Buyer may elect to either (y) terminate this Agreement pursuant to Section 4.2 hereof or (z) close the transactions contemplated by this Agreement with no reduction in the Purchase Price. For purposes of this Agreement, any and all applicable laws affecting the Property and the use thereof, whether or not disclosed in the Title Report, shall not be considered a title defect hereunder.

3.2        Pre-Approved Exceptions. The following title encumbrances or other matters (the “Pre-Approved Exceptions”) shall be deemed approved by Buyer and shall not be deemed Title Issues hereunder; provided, however, that Buyer shall obtain any and all endorsements over any of the Pre-Approved Exceptions from the Title Company at Buyer’s sole cost:

(a)         liens for ad valorem taxes, assessments and other governmental charges which are not yet due and payable as of the Closing;

(b)        all land use (including environmental and wetlands), building, and zoning laws, rules, regulations, codes and ordinances affecting the Property or the use thereof;

(c)         any rights of the United States of America, the State of California or any other parties whatsoever, in the use and continuous flow of any brooks, streams or other natural water courses or water bodies within, crossing or abutting the Property, including, without limitation, riparian rights and navigational servitudes;

(e)         all existing public streets;

(f)         all (i) cemeteries and burial grounds and (ii) all electric power, telephone, gas, sanitary sewer, storm sewer, water and other utility lines on, over or under the Property, so long as such do not materially affect the property’s present use;

(g)        all mineral rights or reservations, oil, gas or mineral leases, water districts, water rights, restrictions or reservations outstanding in third parties;

(h)        liens or encumbrances affecting the Property created by Buyer; and

(i)         any matters expressly disclosed in this Agreement.

3.3        Permitted Exceptions. All title exceptions approved, accepted, or deemed approved by Buyer pursuant to Sections 3.1 or Section 3.2 shall be deemed for all purposes hereunder the “Permitted Exceptions.”

4.          Due Diligence.

4.1        Buyer’s Inspections. Subject to the Agreement for Environmental Conditions, Buyer acknowledges that Buyer has occupied the Property as a tenant of Seller since January 31, 2008, and has had an adequate opportunity to inspect and investigate all aspects of the Property, including, but not limited to, environmental conditions and suitability for Buyer’s intended use.

4.2        Termination Rights. If Buyer has the right and elects to terminate this Agreement as set forth herein, Buyer shall give written notice to Seller of such election. Upon Seller’s receipt of such notice this Agreement shall automatically terminate, and the Parties hereto shall be released from all liability hereunder, except as specifically set forth otherwise herein.

5.          Casualty Loss and Condemnation. Until Closing, Seller has the risk of loss or damage to the Property. If any loss or damage occurs prior to Closing, Buyer may, at its option, elect to either (i) terminate this Agreement pursuant to Section 4.2 hereof, or (ii) accept the Property with the Purchase Price reduced by the cost of replacement or repair, which costs shall be determined by an independent third party and reasonably acceptable to Buyer. If, prior to the Closing, all or any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Seller shall notify Buyer promptly upon Seller becoming aware of such fact. In the event of a Material Taking (as hereinafter defined), Buyer shall have the option to terminate this Agreement upon written notice to Seller given not later than the earlier of (a) five (5) days after receipt of such notice from Seller, or (b) the Closing. If Buyer does not timely elect, or has no right, to terminate this Agreement, Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep, all awards for the taking by condemnation, and Buyer shall be deemed to have accepted the Property subject to the taking without reduction in the Purchase Price. As used herein, the term “Material Taking” shall mean a taking or condemnation, or a pending taking or condemnation of which the parties have received notice, of a portion of the Property that would, in Buyer’s commercially reasonable business judgment, materially and adversely affect Buyer’s intended use of the Property in any material respect or would adversely affect access to the Property in any material respect.

6.          Condition of the Property; Ongoing Operations. This entire Section 6 shall be subject to the Agreement for Environmental Conditions. Buyer acknowledges and agrees for itself and its successors and assigns, except as otherwise expressly provided in this Agreement, (a) that as of the Closing it will have inspected and will be thoroughly familiar with the Property and its physical aspects and that it is acquiring the Property in its “as is” condition, (b) that Buyer assumes the responsibility and risks of all defects to and conditions in the Property, including defects and conditions, if any, that cannot be observed by inspection, (c) that Seller has not made and makes no representations or warranties of any kind with respect to the condition of the Property or its fitness, suitability or acceptability for any particular use or purpose, except as may be otherwise set forth herein; (d) that Seller shall not be liable for any latent or patent defects therein, and (e) that, other than continuing obligations to be performed in the ordinary course of Seller’s business prior to the Closing set forth in Section 6.2 below, Seller shall have no obligation to repair or make any improvements to the condition of the Property prior to the Closing. By purchasing the Property, Buyer acknowledges and agrees for itself and its successors and assigns (i) that it has been given a reasonable opportunity to inspect and to investigate the Property either independently or through agents of Buyer’s choosing prior to and during Buyer’s occupancy of the Property as a tenant of Seller and during the Title Review Period, (ii) that any information, whether written or oral, or in the form of maps, surveys, inventory information, plats, soil reports, engineering studies, environmental studies, inspection reports, plans, specifications, or any other information whatsoever, without exception, pertaining to the Property, any and all other matters concerning the condition, suitability, integrity, marketability, compliance with law, or other attributes or aspects of the Property, is furnished to Buyer as a courtesy without warranty by Seller, that neither Seller nor its representatives, officers, members or employees have verified the accuracy of any statements or other information therein contained nor the qualifications of the persons preparing such information, (iii) that mineral rights will not be included if not owned by Seller as of the Effective Date, (vi) that Buyer is also responsible for evaluating whether the Property is suitable for Buyer’s intended purpose and any and all environmental, land use, regulatory and other constraints relating to the use of the Property, (v) that Buyer shall lie solely responsible for obtaining all permits and licenses, if any, required of or by Buyer to carry out its intended operations or activities on the Property, and (vi) that Buyer is responsible for determining whether the Property or any portion thereof is within any flood plain, flood prone area, watershed or “wetlands” area, and the availability of water, sewer, electrical, gas, or other utility services.

6.1        Without limiting the generality of the foregoing, SELLER EXPRESSLY DISCLAIMS THE EFFECT OF ALL PAST, PRESENT OR FUTURE LAWS UPON THE OPERATION OF THE PROPERTY AS A BIOMASS POWER PLANT OR OTHERWISE, ALL WARRANTIES RELATING TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND SUITABILITY FOR BUYER’S INTENDED USE. The provisions of this Section 6.1 shall survive the Closing.

6.2        From the date hereof until the Closing, Seller (a) shall not enter into any agreement that would have a material adverse effect on the use, value, operation or enjoyment of the Property, and (b) except as otherwise set forth herein, shall not enter into, amend, renew or otherwise modify any agreement for any purpose disposing of, encumbering or otherwise affecting the Property or the rights of Buyer hereunder, without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

7.          Conditions to Closing.

7.1       Buyer’s Conditions. Buyer’s obligation to close this transaction shall be subject to and contingent upon the satisfaction or waiver of each of the following conditions:

(a)         At the Closing, Seller shall convey good and marketable title to (i) the Property, subject only to the Permitted Exceptions.

(b)        Each of the obligations and covenants of Seller to be performed prior to or on the Closing Date pursuant to this Agreement shall have been performed in all material respects and Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

(c)         No suit, action, arbitration or other proceeding shall be pending before any court or governmental agency, which may result in the restraint or prohibition of the purchase and sale of the Property.

(d)        The Title Company shall be prepared to issue to Buyer the Title Policy to which Buyer is entitled as contemplated under Section 8.7 below

(e)         The Property shall be recognized as a separate legal/tax parcel.

If the conditions set forth in Section 7.1 above are not satisfied prior to Closing, Buyer can waive such conditions in writing or terminate this Agreement in writing and upon Seller’s receipt of such written termination this Agreement shall automatically terminate, and the Parties shall have no further liability hereunder, except as otherwise set forth herein. Notwithstanding the foregoing should Buyer choose to proceed to Closing, Buyer shall be deemed to have waived all conditions to Closing.

7.2       Seller’s Conditions. Seller’s obligation to close this transaction shall be subject to and contingent upon the satisfaction or waiver of each of the following conditions:

(a)         Each of obligations and covenants of Buyer to be performed prior to or on the Closing Date pursuant to this Agreement shall have been performed in all material respects and Buyer’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

(b)        No suit, action, arbitration or other proceeding shall be pending before any court or governmental agency, which may result in the restraint or prohibition of the purchase and sale of the Property.

(c)         The Title Company shall be prepared to issue to Seller the Title Policy to which Seller is entitled under Section 8.7 below.

If the conditions set forth in Section 7.2 above are not satisfied prior to Closing, Seller can waive such conditions in writing or terminate this Agreement in writing, and upon Buyer’s receipt of such written termination this Agreement shall automatically terminate, and the Parties shall have no further liability hereunder, except as otherwise set forth herein. Notwithstanding the foregoing should Seller choose to proceed to Closing, Seller shall waive all conditions to Closing. However, representations and warranties of Buyer shall survive Closing as set forth herein.

8.          Closing.

8.1        Time and Place of Closing. This transaction shall be closed in escrow (the “Closing”) at the office of the Title Company, or at such other location as the Parties may mutually agree in writing. The Closing shall take place on _________  (the “Closing Date”).

8.2        Buyer’s Closing Deliveries. At or before Closing, Buyer shall deliver to Title Company, for delivery through escrow to Seller or as otherwise directed, the following:

(a)         the balance due on the Purchase Price, together with any other amounts required by this Agreement to be paid by Buyer, all in immediately available funds by wire transfer to the Title Company’s account;

(b)        certified resolutions, certificates of good standing and other evidence of the authority of the persons executing this Agreement and the closing documents on behalf of Buyer to execute such documents and close the transactions contemplated hereby;

(c)         all reports and forms (if any) required under the Section 1060 of the Code and Department of Treasury regulations thereunder;

(d)        any other documents required by this Agreement to be delivered by Buyer including any necessary assumptions of interests and rights to be conveyed;

(e)         such additional instructions, resolutions, and other documents as Title Company may reasonably require or Buyer may desire to utilize that are not inconsistent with or contrary to the provisions hereof. In the event of any inconsistency or conflict between said instructions and the provisions of this Agreement, this Agreement shall control.

8.3        Seller’s Closing Deliveries. At the Closing, Seller shall deliver through escrow to Buyer or as otherwise directed, the following:

(a)        a grant deed in form and substance substantially identical to the instrument attached hereto as Exhibit B (the “Deed”), properly executed and in proper form for recording in Lassen County so as to convey the Property to Buyer as required by this Agreement;

(b)        an executed certificate to the effect that Seller is not a foreign person as defined in Section 1445 of the Code and Department of Treasury regulations thereunder, in form and substance reasonably satisfactory to Seller (the “FIRPTA”);

(c)        all reports and forms (if any) required under Section 1060 of the Code and Department of Treasury regulations thereunder;

(d)        certified resolutions, certificates of good standing and other evidence of the authority of the persons executing this Agreement and the closing documents on behalf of Seller to execute such documents and close the transactions contemplated hereby;

(e)         any other documents required by this Agreement to be delivered by Seller including any necessary assignments of interests and rights to be conveyed; and

(f)          such additional instructions, resolutions, and other documents as Title Company may reasonably require or Seller may desire to utilize that are not inconsistent with or contrary to the provisions hereof. In the event of any inconsistency or conflict between said instructions and the provisions of this Agreement, this Agreement shall control.

8.4        Reasonable Actions. The Parties shall take such other actions as may be reasonably necessary to complete the Closing in accordance with this Agreement.

8.5        Prorations.  Adjustments and prorations shall occur at Closing as follows:

(a)         All real and personal property taxes and installments of special or general assessments, if any, for the tax years prior to the present tax year shall be paid by the Seller. All real and personal property taxes and special or general assessments, if any, whether payable in installments or not, for the tax year during which the Closing Date occurs will be prorated on a daily basis to the Closing Date based upon the latest available tax rate and assessed valuation.

(b)         All other items which are customarily prorated in transactions similar to the transaction contemplated under this Agreement and which are not heretofore identified in this Section 8.5 shall be prorated as of the Closing Date in accordance with customary practices.

8.6        Closing Costs. The costs associated with the Closing shall be allocated as follows:

(a)         Seller shall pay (i) one-half of the escrow fee of Title Company, (ii) one-half of all the real estate transfer or excise taxes, (iii) one-half of all the Title Expenses, as hereafter defined in this Section 8.6(a), (iv) one-half of all the recordation fees for the Deed, and (v) all of Seller’s fees (including without limitation, attorneys’ fees and costs). Seller shall also be responsible for the recording fees resulting from the recordation of all documents needed to clear any title exceptions required to be removed by Seller hereunder. For purposes of this Section 8.6(a), the term “Title Expenses” shall mean the premiums and other charges and examination fees for Title Report and Title Policy (defined in Section 8.7 below) issued by the Title Company in connection with the transaction contemplated under this Agreement.

(b)        Buyer shall pay (i) one-half of all the escrow fees of Title Company, (ii) one-half of all the real estate transfer or excise taxes, (iii) one-half of all the Title Expenses, (iv) one-half of all the recordation fees for the Deed, (v) all premiums and endorsements desired by Buyer in excess of those described in Section 8.7 below and (vi) all of Buyer’s environmental or other consultants’ and attorneys’ fees and costs.

(c)         Except as expressly provided in this Agreement, each Party shall bear and pay at its sole cost and expense all costs and expenses incurred by such Party in connection with this Agreement and the transaction contemplated hereby, including (without limitation) all attorneys’ and accountants’ fees.

8.7        Title Insurance Policy.  At the Closing, Seller shall cause the Title Company to deliver to Buyer one or more CLTA standard coverage owner’s policy of title insurance with respect to the Property, with coverage amounts in the aggregate equal to the Purchase Price, insuring marketable fee simple title to the Property in Buyer, subject only to the Permitted Exceptions, and any liens or encumbrances suffered or created by Buyer. Seller may also obtain for itself, in its sole discretion and at its sole cost and expense, a seller’s policy of title insurance in similar form as each owner’s policy obtained by Seller for Buyer (collectively, the “Title Policy”).

9.         Representations and Warranties.

9.1       Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:

(a)         Seller is duly incorporated, validly existing, and in good standing under the laws of the State of California and has full power and authority to execute, deliver, and perform its obligations under this Agreement and all instruments required to be delivered by Buyer hereunder. All requisite authorizing action has been taken by Buyer in connection with the execution and delivery of this Agreement and the consummation of this transaction.

(b)         The execution, delivery and performance of this Agreement by Seller will not (1) violate or conflict with Buyer’s corporate power or authority, (ii) to Seller’s knowledge, constitute a violation of any law, regulation, order, writ, judgment, injunction, or decree applicable to Seller, or (iii) to Seller’s knowledge, conflict with, or result in the breach of the provisions of, or constitute a default under, any material agreement, license, permit, or other instrument to which Seller is a party or is bound.

(c)         Except as disclosed herein, there is neither pending nor, to Seller’s knowledge, threatened against Seller, the Property, or any part thereof any legal action, arbitration, administrative proceeding before any governmental authority, or investigation that could (i) have a material adverse effect on Buyer or upon the use, value or operation of the Property following the Closing, or (ii) enjoin or restrict the right or ability of Seller to perform its obligations.under this Agreement.

(d)        Except as disclosed in the Agreement for Environmental Conditions and as disclosed herein, to Seller’s knowledge, Seller has received no written notification from any governmental authority (i) that the Property or any part thereof is in violation of any applicable law, ordinance, rule, regulation, or judicial or administrative order or ruling, or (ii) that the condemnation of the Property is contemplated or being considered.

(e)         Except as disclosed herein, to Seller’s knowledge, Seller has received no notice during Seller’s period of ownership that there are parties that may claim to adversely possess or have any possessory rights in any part of the Property being sold to Buyer.

(f)         Except as disclosed in the Agreement for Environmental Conditions and as disclosed herein, (i) to Seller’s knowledge, there is no Environmental Condition on the Property or facts or circumstances relating to the Property that would reasonably be expected to form the basis for the assertion of any claim against the Seller under any Environmental Laws (defined below), or (ii) Seller has not entered into, agreed to or to Seller’s knowledge, been subjected to any consent, decree, judgment or order under any Environmental Laws, relating to compliance with, or cleanup of Hazardous Materials under any Environmental Laws (as those terms are defined in the Agreement for Environmental Conditions).

(g)        Seller is not a foreign person or entity, as described in the Foreign Investments in Real Property Tax Act, Section 1445 of the Code.

(h)        For purposes hereof, the term “to Seller’s knowledge,” means the present, actual knowledge of A.A. Emmerson, President of Seller, with no duty of due diligence or inquiry on the part of such officer. Seller has reviewed the representations and warranties contained in this Section 9.1 with the individual identified in this Section 9.1(j), who is named herein to define the scope of Seller’s knowledge, but who shall not have any personal liability hereunder.

9.2        Buyer’s Representations and Warranties. Buyer represents and wan-ants to Seller as follows:

(a)           Buyer is duly organized, validly existing, and in good standing under the laws of the State of Arizona and has full power and authority to execute, deliver, and perform its obligations under this Agreement and all instruments required to be delivered by Buyer hereunder. All requisite authorizing action has been taken by Buyer in connection with the execution and delivery of this Agreement and the consummation of this transaction.

(b)           The execution, delivery and performance of this Agreement by Buyer will not (a) violate or conflict with Buyer’s limited liability company power or authority, (h) to Buyer’s knowledge, constitute a violation of any law, regulation, order, writ, judgment, injunction, or decree applicable to Buyer, or (c) to Buyer’s knowledge, conflict with, or result in the breach of the provisions of, or constitute a default under, any material agreement, license, permit, or other instrument to which Buyer is a party or is bound.

(c)           There is neither pending nor, to Buyer’s knowledge, threatened any legal action, arbitration, administrative proceeding before any governmental authority, or investigation that could enjoin or restrict Buyer’s right or ability to perform its obligations under this Agreement.

(d)           Buyer acknowledges that Buyer has inspected the Property, is relying solely on such inspection and that, except with respect to the warranties and representations expressly set forth in this Agreement and the Agreement for Environmental Conditions, Seller makes no warranty, express or implied, whether of suitability or fitness for a particular purpose, or quality as to the Property, or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that the Property is to be conveyed hereunder “AS-IS, WHERE-IS, WITH ALL FAULTS.”

10.       Indemnification.  If the Closing occurs, then the parties shall have the following respective indemnification obligations, subject to the Agreement for Environmental Conditions:

(a)           Indemnification by Seller. Seller shall protect, defend, indemnify and hold Buyer and the Property harmless for, from and against: (i) any claim related to the Property, or Seller’s activities thereon, that arise or accrue prior to Closing Date; (ii) any claim that results from any breach or default by Seller under this Agreement; and (iii) any claim that results from any document executed by Seller pursuant to this Agreement.

(b)           Indemnification by Buyer. Buyer shall protect, defend, indemnify and hold Seller harmless for, from and against: (i) any claim related to the Property, or Buyer’s activities thereon, that arise or accrue on or after the Closing Date; (ii) any claim that results from any breach or default by Buyer under this Agreement; and (iii) any claim that results from any document executed by Buyer pursuant to this Agreement.

11.       Default.

(a)        Buyer’s Remedies. If Seller fails to sell, assign, convey and transfer the Property to Buyer as required by this Agreement for any reason that constitutes a default by Seller, or if Seller otherwise breaches any of the representations or warranties in this Agreement or other provisions hereof, Buyer may only choose between (i) terminating this Agreement by written notice to Seller and collecting actual, reasonable costs incurred as a result of Seller’s default; provided, however, that Buyer shall not be entitled to recover consequential damages, or (ii) waiving such default and consummating the transaction contemplated hereby in accordance with the terms hereof without any reduction or offset against the Purchase Price, or (iii) seeking specific performance of this Agreement.

(b)        Seller’s Remedies. If Buyer fails to close for any reason that constitutes a breach by Buyer under this Agreement, then Seller, as Seller’s sole and exclusive remedy, shall have the right to terminate this Agreement by giving written notice of termination to Buyer. Upon such termination, Buyer shall have no further liability to Seller hereunder, and Seller shall retain the Option Price as liquidated damages by reason of Buyer’s breach. The parties acknowledge that Seller’s actual damages would be difficult or impossible to determine and that liquidated damages in the amount of the Option Price is a reasonable estimate of the damages that Seller will sustain as a result of such breach.

12.       Miscellaneous Provisions.

12.1      Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and, subject to the restrictions on assignment set forth herein, their respective successors and assigns.

12.2      Assignment.  Buyer shall not assign any of its rights or obligations under this Agreement without the consent of Seller, which Seller may withhold, condition or delay in its reasonable discretion.

12.3     Notices.  All notices under this Agreement shall be in writing and signed by a Party or its counsel. Notices may be (i) delivered personally, (ii) transmitted by facsimile, (iii) delivered by a recognized national overnight delivery service, or (iv) mailed by certified United States mail, postage prepaid and return receipt requested. Notices to any Party shall be directed to the address set forth below, or to such other or additional address as any Party may specify from time to time by notice to the other Party. Any notice delivered in accordance with this section shall be deemed given (a) in the case of any notice transmitted by facsimile, on the date on which the receiving Party receives receipt by facsimile transmission, telephone, or otherwise, (b) in the case of any notice delivered by a recognized national overnight delivery service, on the day of delivery to the service, or (c) in the case of any notice mailed by certified U.S. mail, three (3) business days after deposit therein.

If to Seller:	Sierra Pacific Industries 19794 Riverside Avenue Anderson, CA 96007 Phone No.: (530) 378-8000 Fax No.: (530)378-8266 Email: gblanc@spi-ind.com Attn: Gary Blanc

With a copy to:	Dun & Martinek, LLP 2313 I Street P.O. Box 1266 Eureka, CA 95501 Phone No.: (707) 442-3791 Fax No.: (707) 442-9251 Email: DHD@Dunmartinek.com Attn: David Dun

If to Buyer:	Renegy Susanville, LLC 301 West Warner Road, Suite 132 Tempe, AZ 85284 Phone No.: (480) 556-5555 Fax No: (480) 361-8341 Email: rzack@renegy.com Attn: Robert Zack

With a copy to:	Squire, Sanders & Dempsey LLP 40 North Central Avenue, Suite 2700 Phoenix, AZ 85004 Phone No.: (602) 528-4192 Fax No: (602) 253-8129 Email: jsteltenpohl@ssd.com Attn: Justin Steltenpohl

12.4     Waiver.  Any Party’s failure to exercise any right or remedy under this Agreement, delay in exercising any such right or remedy, or partial exercise of any such right or remedy, shall not constitute a waiver of that or any other right or remedy hereunder. A waiver of any breach of any provision of this Agreement shall not constitute a waiver of any succeeding breach of such provision or a waiver of such provision itself. No waiver of any provision of this Agreement shall be binding on a Party unless it is set forth in writing and signed by such Party.

12.5      Amendment.  This Agreement may not be modified or amended except by the written agreement of the Parties.

12.6      Costs.  A Party who prevails in prosecuting or defending an arbitration or other action with respect to this Agreement shall (in addition to any other relief hereunder) be paid by the other Party all costs, fees and expenses, including reasonable attorneys’ fees, expert witness (whether or not called to testify at trial or other proceeding) and other professional fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, including but not limited to deposition transcript and court reporter costs, as determined by the judge or arbitrator at trial or other proceeding, and including such fees, costs and expenses incurred in any appellate or review proceeding, or in collecting any judgment or award, or in enforcing any decree rendered with respect thereto, in addition to all other amounts provided for by law. This cost and attorneys fee provision shall apply with respect to any litigation or other proceedings in bankruptcy court, including litigation or proceedings related to issues unique to bankruptcy law.

12.7      Integration.  This Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect thereto. The Parties acknowledge and agree that there are no agreements or representations relating to the subject matter of this Agreement, either written or oral, express or implied, that are not set forth in this Agreement or in the Schedules to this Agreement.

12.8      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to the principles thereof relating to conflicts of laws).

12.9     Construction and Interpretation.  The headings or titles of the sections of this Agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement; references herein to sections are to sections of this Agreement unless otherwise specified. Meanings of defined terms used in this Agreement are equally applicable to singular and plural forms of the defined terms. As used herein, (1) the terms “hereof,” “herein,” “hereunder,” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) the term “this transaction” refers to the transaction(s) contemplated by this Agreement, and (iii) the term “including” is not limiting and means “including without limitation.” In the event any period of time specified in this Agreement ends on a day other than a business day, such period shall be extended to the next following business day. Buyer and Seller each agree and acknowledge that each has been advised and represented by legal counsel in the negotiation, execution and delivery of this Agreement and that all provisions of this Agreement have been negotiated at arm’s length. Each Party accordingly agrees that if any ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any Party solely because such Party or its representatives were the drafters of any such provision.

12.10    Execution.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement. Each Party may rely upon the signature of each other Party on this Agreement that is transmitted by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with the original ink signature of the transmitting Party. This Agreement shall become effective and in full force only when duly and properly executed, authorized, and delivered by the Parties hereto.

12.11    Recitals and Schedules.  The Recitals to this Agreement and any Schedules attached to this Agreement are incorporated herein by this reference.

12.12    Further Assurances. Each Party agrees to execute and deliver such additional ‘ documents and instruments as may reasonably be required to effect this transaction fully, so long as the terms thereof are consistent with the terms of this Agreement.

12.13    No Third Party Beneficiaries.  This Agreement is made and entered into for the sole protection and legal benefit of Seller and Buyer and, subject to the restrictions on assignment set forth herein, their respective successors and assigns, and no other person or entity shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

12.14    Brokers.  Seller and Buyer each represent and warrant to the other that they have had no dealings, negotiations or consultations with any brokers or finders in connection with this transaction. Each Party shall indemnify, defend and hold harmless the other Party from all liability and damages resulting from any claims that may be asserted against the other Party by any broker, finder, or other person, with whom a Party has or purportedly has dealt.

12.15   1031 Exchange.  Either Seller or Buyer or both may be structuring a like-kind exchange or exchanges pursuant to Section 1031 of the Code. The Parties shall reasonably cooperate with one another in creating or completing like-kind exchanges pursuant to Section 1031 of the Code in connection with the sale and purchase of the Property; provided however, that (a) such exchanges do not directly or indirectly reduce the Purchase Price, (b) such exchanges will not delay or otherwise adversely affect the Closing, and (c) there is no additional unreimbursed loss, cost, damage, tax or expense incurred by the cooperating Party resulting from, or in connection with, such exchanges. Buyer’s rights and obligations hereunder shall be assignable, without the Seller’s consent, to one or more qualified intermediaries, escrow agents or other intermediaries, for the purpose of receiving replacement property in order to accomplish any like kind exchange. Any such assignment shall provide for the direct conveyancing of such replacement property to such intermediary or Buyer, but not to Seller.

12.16      Time.  If any date upon which some action, notice or response is required of any Party hereunder occurs on a weekend or national holiday, such action, notice or response shall not be required until the next succeeding business day.

12.17    Time is of the Essence. Time is of the essence with respect to all terms, provisions, covenants and conditions contained in this Agreement.

12.18    Cooperation. Subject to the other provisions in this Agreement, the Parties hereto shall use reasonable, good faith efforts to perform their respective obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms hereof, and shall cooperate fully with each other and their respective officers, directors, members, managers, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement.

12.19    Potential Invalidity. If any provision of this Agreement is found by an arbitrator or court of competent jurisdiction to be invalid, illegal, or unenforceable, then (a) such provision shall be enforceable to the fullest extent permitted by applicable law, and (b) the validity and enforceability of the other provisions of this Agreement shall not be affected and all such provisions shall remain in full force and effect.

12.20   Arbitration; Dispute Resolution. All matters in dispute hereunder which are not mutually resolved by the Parties after good faith negotiation shall be resolved between the Parties pursuant to fmal and binding arbitration as follows:

(a)        The arbitration regarding any matter in dispute under this Agreement, shall be: (i) in the event the amount in dispute is less than One Million Dollars ($1,000,000.00), by a single arbitrator, mutually selected by Buyer and Seller; or (ii) in the event the amount in dispute equals or exceeds One Million Dollars ($1,000,000.00), by a panel of three arbitrators, one arbitrator selected by each of Buyer and Seller, and the two arbitrators in turn selecting a third arbitrator to act with them in a panel. Each arbitrator hereunder shall be a neutral-party attorney with at least fifteen (15) years substantial experience in the practice of commercial real estate transactions, chosen from the pool of then available arbitrators working with the American Arbitration Association (“AAA”). All arbitrations shall be held in Anderson, California, and shall be conducted in accordance with the arbitration rules of the AAA, existing at the date thereof, to the extent not inconsistent with this Agreement. The decision of the arbitrator or majority of the panel (as applicable) with respect to any matter in dispute hereunder shall be fmal and binding.. The determination of which Party (or combination of them) bears the costs and expenses incurred in connection with any arbitration proceeding required hereunder shall be determined by the arbitrator or panel. The Parties agree that the arbitrator or panel shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive or consequential damages (or any other amount awarded for the purpose of imposing a penalty). The Parties agree that all facts and other information relating to any arbitration arising under this Agreement will be kept confidential to the fullest extent permitted by applicable law.

(b)        Any Party who fails to submit to binding arbitration following a lawful demand by the other Party shall bear all costs and expenses, including reasonable attorneys’ fees, (including those incurred in any trial, bankruptcy proceeding, appeal or review) incurred by the other Party in obtaining a stay of any pending judicial proceeding concerning a dispute which by the terms of this Agreement has been properly submitted to mandatory arbitration, and or compelling arbitration of any dispute.

(c)          The award in such arbitration may be enforced on the application of either Party by the order of judgment of a court of competent jurisdiction. The arbitrator shall resolve all disputes in accordance with the substantive law of the State of California. The arbitrator shall have no authority nor jurisdiction to award any damages or any other remedies beyond those which could have been awarded in a court of law if the Parties had litigated the claims instead of arbitrating them. No provision of, nor the exercise of any rights under this Section 12.20 shall limit the right of either Party to exercise self help remedies or obtain provisional or ancillary remedies such as an injunction, receivership, attachment or garnishment; provided, however, that any such action or proceeding arising out of this Agreement that is litigated for any reason will be litigated in courts located in Shasta County, California, and each Party consents and submits to the jurisdiction of any state or federal court located in Shasta County, California, for any such litigation. Additionally, each of the Parties waives any right it may have to trial by jury in any proceeding between or involving the Parties whether arising under this Agreement or otherwise.

(d)          The Parties shall use their best efforts to complete any arbitration within sixty (60) days of the filing of the dispute unless the dispute is regarding the refusal to grant a consent or approval in which case the time period shall be thirty (30) days. The arbitrator shall be empowered to impose sanctions for any Party’s failure to do so. The provisions of this arbitration provision shall survive any termination, amendment, or expiration hereof unless the Parties otherwise expressly agree in writing. Each Party agrees to keep all disputes and arbitration proceedings strictly confidential, except for the disclosure of information required in the ordinary course of business of the Parties or as required by applicable law or regulation. Any time limitation (such as the statute of limitations or laches) which would bar litigation of a claim shall also bar arbitration of the claim. If any provision of this arbitration procedure is declared invalid by any court, the remaining provisions shall not be affected thereby and shall remain fully enforceable. The Parties understand that they have decided that upon demand of either of them, their disputes as described herein will be resolved by arbitration rather than in a court and once so decided cannot later be brought, filed or pursued in court.

[Signatures appear on the following page]

The Parties have executed this Agreement in duplicate originals as of the Effective Date.

SELLER:	SIERRA PACIFIC INDUSTRIES, a California
corporation

By:
Name:
Title:

BUYER:	RENEGY SUSANVILLE, LLC, an Arizona
limited liability company

By:
Name:
Title:

Exhibits:

A	- Description of the Property
B	- Deed Form